EXHIBIT 99.01

Chegg Reports 2024 Fourth Quarter and Full Year Financial Results
Initiates strategic review process to explore alternatives and files a complaint against Google LLC and Alphabet Inc.

SANTA CLARA, Calif., February 24, 2025 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE:CHGG), the leading student-first connected learning platform, today reported financial results for the quarter and year ended December 31, 2024.

"We made two important and connected decisions to maximize the future of our business and shareholder value. We are launching a strategic review process and filed a complaint against Google, which has unjustly retained traffic that has historically come to Chegg, impacting our acquisitions, revenue and employees,” said Nathan Schultz, CEO of Chegg. “As we look to stabilize Chegg’s business in 2025, we have a strong and trusted brand, millions of global subscribers, a large market opportunity, and amazing employees. Our superior product for education is verticalized, personalized, and built on a deep understanding of modern students, and we believe this year will be a turning point for Chegg.”

Fourth Quarter 2024 Highlights

•Total Net Revenues of $143.5 million, a decrease of 24% year-over-year
•Subscription Services Revenues of $128.5 million, a decrease of 23% year-over-year
•Gross Margin of 68%
•Non-GAAP Gross Margin of 72%
•Net Loss was $6.1 million
•Non-GAAP Net Income was $19.0 million
•Adjusted EBITDA was $36.6 million
•3.6 million Subscription Services subscribers, a decrease of 21% year-over-year

Full Year 2024 Highlights

•Total Net Revenues of $617.6 million, a decrease of 14% year-over-year
•Subscription Services Revenues of $549.2 million, a decrease of 14% year-over-year
•Gross Margin of 71%
•Non-GAAP Gross Margin of 73%
•Net Loss was $837.1 million
•Non-GAAP Net Income was $85.0 million
•Adjusted EBITDA was $149.7 million
•6.6 million Subscription Services subscribers, a decrease of 14% year-over-year

Total net revenues include revenues from Subscription Services and Skills and Other. Subscription Services includes revenues from our Chegg Study Pack, Chegg Study, Chegg Writing, Chegg Math, and Busuu offerings. Skills and Other includes revenues from Chegg Skills, Advertising, and any other revenues not included in Subscription Services.

For more information about non-GAAP net income, non-GAAP gross margin and adjusted EBITDA, and a reconciliation of non-GAAP net income to net (loss) income, gross margin to non-GAAP gross margin and adjusted EBITDA to net (loss) income, see the sections of this press release titled, “Use of Non-GAAP Measures,” “Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook

First Quarter 2025

•Total Net Revenues in the range of $114 million to $116 million
•Subscription Services Revenues in the range of $104 million to $106 million
•Gross Margin between 66% and 67%
•Adjusted EBITDA in the range of $13 million to $14 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net loss to EBITDA and adjusted EBITDA for the first quarter 2025, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website https://investor.chegg.com.

Prepared Remarks - Nathan Schultz, CEO & President Chegg, Inc.

Thank you, Tracey. Hello everyone and thank you for joining Chegg’s fourth-quarter earnings call.

Before I cover our 2024 accomplishments and 2025 focus, I want to make sure the two announcements we are making are clear. First, we announced that we are undertaking a strategic review process and exploring a range of alternatives to maximize shareholder value, including being acquired, undertaking a go-private transaction, or remaining as a public standalone company. Second, we announced the filing of a complaint against Google LLC and Alphabet Inc. These two actions are connected, as we would not need to review strategic alternatives if Google hadn’t launched AI Overviews, or AIO, retaining traffic that historically had come to Chegg, materially impacting our acquisitions, revenue, and employees. Chegg has a superior product for education, as evident by our brand awareness, engagement, and retention. Unfortunately, traffic is being blocked from ever coming to Chegg because of Google’s AIO and their use of Chegg’s content to keep visitors on their own platform. We retained Goldman Sachs as the financial advisor in connection with our strategic review and Susman Godfrey with respect to our complaint against Google.

As the education industry at large continues to transform, Chegg has strengthened its commitment to serving students, with a clear focus on those seeking to build knowledge and achieve success along their academic journey. Through focused investment over the past year, and the integration of cutting-edge technologies, we have advanced the Chegg product offering to deliver a comprehensive, personalized and verticalized learning experience for higher education. The Chegg of today provides precisely what learners need and ensures that Chegg maintains its strong reputation for quality and trust.

•On technology in 2024, we integrated AI and machine learning into our product stack. We blended third-party AI models with our proprietary student-focused data and high-quality content, delivering more value to the learner. We are AI model-agnostic, seamlessly incorporating new frontier models like Llama, Anthropic, Mistral, GPT and new models as they become available. We use techniques like A/B testing, multi-shot prompting and Retrieval-Augmented Generation to improve how our AI learns, retrieves information in real time, and delivers consistent results. With this work complete, we are now building verticalized applications for education at a fraction of the time and cost, while also increasing our level of personalization. As we have mentioned before, our implementation of machine learning, and multiple AI models, has significantly reduced the cost of creating content by more than 70%, while keeping our quality at the high standards students expect. We stand by the quality of our content so much that in Q3 we implemented a Satisfaction Guarantee.
•On brand and marketing, last fall, we launched an innovative brand marketing campaign and activation program that reinvigorated top-of-funnel traffic, creating strong consideration, bringing in new users, and ultimately driving conversion. As a result of our full funnel program, we have seen year-over-year improvements in click-through and conversion rates, leading us to double down on this commitment in 2025. With regards to TikTok specifically, we were able to capture a 16% increase in awareness among underclassmen.
•On the product, we significantly advanced and differentiated Chegg’s AI-powered Question and Answer experience. At the front end, we have simplified the question submission process and allowed for more natural inputs and interactions. Learners now instantly receive step-by-step explanations and reinforcement, adaptive and personalized based on their individual strengths or weaknesses. Finally, at the conclusion, Chegg proactively offers students a variety of unique recommendations – called “next best actions” – to reinforce and further their learning. These product upgrades resulted in 66% more questions being asked in 2024 versus 2023, adding nearly 26 million additional solutions to our archive and contributing to the 15 basis points increase in subscriber retention over the course of the year.
•Finally, I want to touch on Busuu, our language learning service, which has done a tremendous job transitioning to a freemium business model and integrating AI as a key product feature with the introduction of Speaking Practice. This strategic refocus increased the first 30-day conversion rate to paying customers by 31% and led to 9% year-over-year revenue growth for 2024 – a trend we expect to continue in 2025. The enterprise part of this business is performing very well, with revenue up 46% in 2024, as we added an impressive set of enterprise customers including Total Energy and Carrefour. The enterprise business will continue to expand with additional organizations, reseller relationships, and our successful partnership with Guild, specifically within their English language learning category.

While we made significant headway on our technology, product, and marketing programs, 2024 came with a series of challenges, including the rapid evolution of the content landscape, particularly the rise of Google AIO, which as I previously mentioned, has had a profound impact on Chegg’s traffic, revenue, and workforce. As already mentioned, we are filing a complaint against Google LLC and Alphabet Inc. in the U.S. District Court for the District of Columbia, making three main arguments.

•First is reciprocal dealing, meaning that Google forces companies like Chegg to supply our proprietary content in order to be included in Google’s search function.
•Second is monopoly maintenance, or that Google unfairly exercises its monopoly power within search and other anti-competitive conduct to muscle out companies like Chegg.
•And third is unjust enrichment, meaning Google is reaping the financial benefits of Chegg’s content without having to spend a dime.

As we allege in our complaint, Google AIO has transformed Google from a “search engine” into an “answer engine,” displaying AI-generated content sourced from third-party sites like Chegg. Google’s expansion of AIO forces traffic to remain on Google, eliminating the need to go to third-party content source sites. The impact on Chegg’s business is clear. Our non-subscriber traffic plummeted to negative 49% in January 2025, down significantly from the modest 8% decline we reported in Q2 2024.

We believe this isn’t just about Chegg—it’s about students losing access to quality, step-by-step learning in favor of low-quality, unverified AI summaries. It’s about the digital publishing industry. It’s about the future of internet search.

In summary, our complaint challenges Google’s unfair competition, which is unjust, harmful, and unsustainable. While these proceedings are just starting, we believe bringing this lawsuit is both necessary and well-founded.

While the challenges we outlined will persist, we are focused on the clear goal of stabilizing the business through the course of 2025. We are driven by a core belief that the relevancy and need for comprehensive student success platforms – offering an adaptive, personalized experience to support learning – will only increase over the coming years. Administrators and faculty are acknowledging the need to change their teaching models and assessments to better reflect the AI-normalized environment we are now in. The dramatic disruption that came with the launch of generative AI platforms has started to stabilize as schools now understand the significant risk and impact of students GPT’ing their way through their educational journey. This view is widely supported by some recent studies:
•First, a study from The American Association of Colleges and Universities and Elon University explored the impact of generative AI on academic integrity, with 92% of faculty worried about AI undermining deep learning by overreliance on AI tools and 95% of these leaders say the teaching models at their schools will be affected significantly or to some degree by generative AI.
•Second, the latest edition of Chegg’s Global Student Survey measured the insights of nearly 12,000 undergraduate students in 15 countries. 53% of undergraduate students who have used generative AI voiced concerns about “receiving incorrect or inaccurate information”.
•Third, we conducted proprietary research on student personas and learned that at least 82% of US college students want more than what GPT offers. These students need to develop knowledge, not just get grab-and-go answers.

So, as 2025 gets underway, here’s where we are leaning in:

In 2025, on brand and marketing, we are continuing to raise brand awareness and improve conversion rates. In January, we debuted our “Get a Grip” brand campaign featuring our new amazing mascot, Ace the Octopus. A physical representation of Chegg allows us to connect with our audience in a fun way, clearly conveying how we are on and by students’ sides throughout the semester. In addition, we are continuing our expansion into new media channels, including streaming platforms like Hulu and YouTube, and social channels like Discord and Twitch. We also launched Live Office Hours on social media channels to provide students with instant, live, course-specific instruction. We aim to provide an interactive, community-based learning opportunity while introducing our brand and value to new users. Our goal is to have more than 1.5 million students attend our live programming this year. Diversification is key to funnel resiliency, and taking a full-funnel approach is necessary to make sure we are bringing in the right traffic and regrowing our customer acquisitions.

In 2025, on product, we are building experiences worthy of virality, acquisition growth, and retention, and making those experiences as universally available as possible.
•First is Solution Scout, a new product we launched earlier this month. As I mentioned earlier, students lack trust in generative AI, and they’ve told us that they’re spending too much time triangulating, comparing, and verifying solutions across multiple platforms. This results in an incredible amount of wasted time that could be spent learning! Solution Scout allows students to see side-by-side answers from multiple LLMs alongside Chegg’s solution, but what’s most important is that Chegg, through our proprietary technology, can compare and contrast the solutions, providing students a massive time save and value, and our early indications are very positive.
•We are also excited to launch an updated feature set for practice and exam preparation, personalized for each student. 71% of students report that they do not have adequate practice resources when preparing for exams, and Chegg can help coach each student to confidence. Monthly, our platform collects more than three billion data interaction points, which enables us to customize and personalize this experience. Along with our personalization, students can change the difficulty and format of questions – whether they want to learn via flashcards, multiple choice, or word problems. Students need to gain competency in their studies, and practice tailored specifically to their individual strengths and weaknesses is how they will do it.

This is the Chegg that exists right now. Our goal with our platform is simple. We want students to thrive. We want students to have that "wow” moment with Chegg. “Wow Chegg is not just a grab and go answer...wow Chegg is not just generative AI.” That “wow” moment is when a student realizes Chegg understands me and my specific needs and is a platform I can use every day to succeed in my educational journey. This “wow” moment is what will unlock our ability to stabilize our business.

Finally, on the expansion of our business model in 2025, I would like to touch on our enterprise strategy, which enables us to diversify and generate recurring revenue streams. We are continuing to expand our business-to-institution pilot program, which began in late 2024. With five pilot programs active, we hope to work with approximately 35 additional institutions by the end of the year. There is a tremendous opportunity to support a broader range of students in achieving their academic goals and increase persistence and graduation rates, which is a major issue in higher education today. We have seen early receptivity and positive feedback on how these pilots are already helping students and hope to move a number of them into full campus-wide implementations by the end of the year.

Before I hand it over to David, I want to summarize what’s most important from today’s call. We announced that we are undertaking a process to review strategic alternatives, and we filed a complaint against Google. In addition to this, here are the keys to our 2025 strategy to stabilize our business:
•Key #1: Build brand awareness, drive more qualified traffic, and increase conversion rates.
•Key #2: Expand our product set to offer unique solutions for students that increase the frequency of use and create clear and differentiated value for Chegg.
•Key #3: Diversify our revenue streams with business-to-institution programs and other enterprise offerings.

We continue to have a strong and trusted brand, a customer base of millions of global subscribers, a large market opportunity, and amazing employees to get the job done, and we believe 2025 will mark a turning point for Chegg.

With that, I’ll turn it over to David.

Prepared Remarks - David Longo, CFO Chegg, Inc.

Thank you, Nathan and good afternoon.

Today, I will be presenting our financial performance for the fourth quarter of 2024, along with the company’s outlook for the first quarter of 2025.

We delivered a solid fourth quarter, surpassing our Q4 guidance for both revenue and adjusted EBITDA. While navigating industry challenges, we remained laser-focused on executing our strategic plan, enhancing our product-market fit, and continuing to prudently manage our expenses. We remain on track to achieve 2025 non-GAAP savings of $100-120 million from our previously announced restructuring activities. Additionally, we strengthened our balance sheet by repurchasing $117 million of our 2026 convertible notes at a significant discount.

In the fourth quarter, total revenue was $143.5 million, a decrease of 24% year-over-year. This includes Subscription Services revenue of $128.5 million, down 23% year-over-year. We had 3.6 million subscribers during the quarter, representing a decline of 21%. Subscription Services ARPU decreased by 3% year-over-year, primarily driven by a temporary dip in our monthly retention rate in November and December, which has since returned to historical norms. Skills and Other revenue was $14.9 million, down 31% year-over-year, due to the market shift away from traditional bootcamps to lower cost, short-form programs, and a decline in advertising revenue from reduced traffic and sessions across our platform. We delivered adjusted EBITDA of $37 million, representing a margin of 25%.

As mentioned earlier, in the fourth quarter we opportunistically repurchased $116.6 million in aggregate principal amount of our 2026 convertible notes at a $20 million discount to par.

Free cash flow for the fourth quarter was $4.8 million, despite incurring approximately $25 million in cash outlays related to employee severance from our two restructurings in which we laid off more than 700 employees, as well as the Pearson legal settlement. As anticipated, we expect another $11 million in cash restructuring payments, with a significant portion to be incurred in Q1. Capital expenditures for the quarter were $13 million, down 52% year-over-year, of which $8.7 million were content costs. Leveraging the power of AI, CapEx content costs have decreased 56% year-over-year, while the number of questions asked increased 2%.

Looking at the balance sheet, we concluded the quarter with cash and investments of $528 million and a net cash balance of $42 million.

Looking ahead, as Nathan detailed earlier, we have an exciting and ambitious agenda for product and marketing in 2025. However, as we work towards realizing the benefits of these initiatives, industry challenges are causing a notable decline in traffic and subscriber acquisitions. These factors are putting pressure on our business and impacting our financial outlook.

For Q1 guidance, we expect:

•Total revenue between $114 and $116 million, with Subscription Services revenue between $104 and $106 million;
•Gross margin to be in the range of 66 to 67 percent;
•And adjusted EBITDA between $13 and $14 million.

In closing, despite the ongoing industry challenges that are putting pressure on our financial performance, we made significant progress in 2024 by building technology, integrating AI and enhancing products, all while prudently managing expenses. We enter 2025 with a solid foundation and are focused on stabilizing business trends.

With that, I will turn the call over to the operator for your questions.  We respectfully advise that we will not be taking questions related to the company's strategic review process.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Time (or 4:30 p.m. Eastern Time). A live webcast of the call will also be available at https://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Time (or 7:30 p.m. Eastern Time) on February 24, 2025, until 8:59 p.m. Pacific Time (or 11:59 p.m. Eastern Time) on March 3, 2025, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13751122. An audio archive of the call will also be available at https://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, https://www.chegg.com/press, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor https://www.chegg.com/press, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg provides individualized learning support to students as they pursue their educational journeys. Available on demand 24/7 and powered by over a decade of learning insights, the Chegg platform offers students artificial intelligence (“AI”)-powered academic support thoughtfully designed for education coupled with access to a vast network of subject matter experts who help ensure quality and accuracy. No matter the goal, level, or style, Chegg helps millions of students around the world learn with confidence by helping them build essential academic, life, and job skills to achieve success. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Media Contact: Mansi Bandarupalli, press@chegg.com
Investor Contact: Tracey Ford, IR@chegg.com

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP cost of revenues, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization or EBITDA, adjusted for share-based compensation expense, other income, net, acquisition-related compensation costs, impairment expense, restructuring charges, content and related assets charge, impairment of lease related assets, loss contingency, and transitional logistic charges; (2) non-GAAP cost of revenues as cost of revenues excluding amortization of intangible assets, share-based compensation expense, acquisition-related compensation costs, restructuring charges, content and related assets charge, and transitional logistic charges; (3) non-GAAP gross profit as gross profit excluding amortization of intangible assets, share-based compensation expense, acquisition-related compensation costs, restructuring charges, content and related assets charge, and transitional logistic charges; (4) non-GAAP gross margin is defined as non-GAAP gross profit divided by net revenues, (5) non-GAAP operating expenses as operating expenses excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, restructuring charges, impairment expense, impairment of lease related assets, and loss contingency; (6) non-GAAP income from operations as (loss) income from operations excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, restructuring charges, impairment expense, content and related assets charge, impairment of lease related assets, loss contingency, and transitional logistic charges; (7) non-GAAP net income as net (loss) income excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, amortization of debt issuance costs, the income tax effect of non-GAAP adjustments, restructuring charges, impairment expense, content and related assets charge, impairment of lease related assets, gain on sale of strategic equity investment, gain on early extinguishment of debt, loss contingency and transitional logistic charges; (8) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of shares for stock plan activity and shares related to our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding; (9) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (10) free cash flow as net cash provided by operating activities adjusted for purchases of property and equipment. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” tables below, each of the non-GAAP financial measures excludes or includes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets, including those that contribute to generating revenues, that it acquires in conjunction with acquisitions, which results in non‑cash expenses that may not otherwise have been incurred. Chegg believes excluding the expense associated with intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations and provides investors with a better comparison of period-over-period operating results. No corresponding adjustments have been made related to revenues generated from acquired intangible assets.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt issuance costs.

The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors with a better comparison of period-over-period operating results.

Income tax effect of non-GAAP adjustments.

We utilize a non-GAAP effective tax rate for evaluating our operating results, which is based on our current mid-term projections. This non-GAAP tax rate could change for various reasons including, but not limited to, significant changes resulting from tax legislation, changes to our corporate structure and other significant events. Chegg believes that the inclusion of the income tax effect of non-GAAP adjustments provides investors with a better comparison of period-over-period operating results.

Restructuring charges.

Restructuring charges represent expenses incurred in conjunction with a reduction in workforce. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because they are nonrecurring and the result of an event that is not considered a core-operating activity. Chegg believes that it is appropriate to exclude the restructuring charges from non-GAAP financial measures because it provides investors with a better comparison of period-over-period operating results.

Impairment expense.

Impairment expense represents the impairment of goodwill, intangible assets, and property and equipment. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities and are not indicative of our ongoing operating performance. Chegg believes that it is appropriate to exclude the impairment expense from non-GAAP financial measures because it provides investors with a better comparison of period-over-period operating results.

In order to conform with current period presentation, $3.6 million of impairment of intangible assets has been reclassified from content and related assets charge to impairment expense during the year ended December 31, 2023.

Impairment of lease related assets.

The impairment of lease related assets represents impairment charge recorded on the ROU asset and leasehold improvements associated with the closure of our offices. The impairment of lease related assets is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Content and related assets charge.

The content and related assets charge represents a write off of certain content and related assets. The content and related assets charge is excluded from non-GAAP financial measures because it is the result of a discrete event that is not considered core-operating activities. Chegg believes that it is appropriate to exclude the content and related assets charge from non-GAAP financial measures because it enables the comparison of period-over-period operating results.

Gain on sale of strategic equity investment.

The gain on sale of strategic equity investment represents a one-time event to record the sale of our equity investment in Sound Ventures. We believe that it is appropriate to exclude the gain from non-GAAP financial measure because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Gain on early extinguishment of debt.

The difference between the carrying amount of early extinguished debt and the reacquisition price is excluded from management's assessment of our operating performance because management believes that these non-cash gains are not indicative of ongoing operating performance. Chegg believes that the exclusion of the gain on early extinguishment of debt provides investors with a better comparison of period-over-period operating results.

Loss contingency.

We record a contingent liability for a loss contingency related to legal matters when a loss is both probable and reasonably estimable. The loss contingency is excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude the loss contingency from non-GAAP financial measures because it enables the comparison of period-over-period operating results.

Transitional logistics charges.

The transitional logistics charges represent incremental expenses incurred as we transition our print textbooks to a third party. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Effect of shares for stock plan activity.

The effect of shares for stock plan activity represents the dilutive impact of outstanding stock options, RSUs, and PSUs calculated under the treasury stock method.

Effect of shares related to convertible senior notes.

The effect of shares related to convertible senior notes represents the dilutive impact of our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding as they were antidilutive on a GAAP basis.

Free cash flow.

Free cash flow represents net cash provided by operating activities adjusted for purchases of property and equipment. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation, that there continues to be a large market of students looking for the high-quality, proven, and differentiated learning expertise and experience that Chegg provides, that we will continue to enthusiastically serve this audience, our strategy and intent to extend our brand, individualize our product and our ability to weather current and future business challenges, our strategy to drive more qualified traffic, and increase conversion rates, our strategy to expand our product set to offer unique solutions for students that increase the frequency of use and create clear and differentiated value for us, our strategy to diversify our revenue streams with business-to-institution programs and other enterprise offerings, our commencement of a process to explore strategic alternatives and the outcome of such process, the expected timing, volume and nature of our existing securities repurchase program, the disintermediation of content sites like Chegg, the impact of generative AI for academic support on the education ecosystem at large, including universities and education technology companies broadly, the speed, scale and potential impact of Google's AIO rollout, our litigation commenced against Google and its outcome, student adoption of generative AI products, our intent to develop a verticalized and individualized experience for education and supporting students throughout their entire learning journey for education at a fraction of the time and cost, starting with academic support and eventually functional support, our expectation that our expansion into new media channels, including streaming platforms such as Hulu and YouTube, and social channels like Discord and Twitch, will reach students where they are, will engage them with our product, create new pathways for product-driven growth, and reduce our reliance on SEO, that our new vendor-based commerce platform will reduce our costs, provide flexibility and allow us to move faster as we continue to evolve our pricing and packaging programs, our commitment to building and generating momentum with our brand, traffic, and product capabilities, that we will bring both audience expansion and acquisition efficiency based on what we learned from prior brand marketing campaigns, that our product will continue to deliver individualized learning solutions, that our brand and product experiences are resilient, our ability to strengthen our student experience and increase efficiency across the business and to manage our expenses prudently as the competitive landscape evolves, all statements about Chegg’s outlook under “Business Outlook”, including our Q1 2025 guidance, including total revenue, Subscription Services revenue, gross margin, and adjusted EBITDA, the time it will take to adjust to Chegg's new opportunity and see the benefits in our business results and our ability to stabilize the business, as well as those included in the investor presentation referenced above and those included in the “Prepared Remarks” sections above. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: the effects of AI technology on Chegg’s business and the economy generally; Chegg’s ability to stabilize the business by attracting new learners to, and retaining existing learners on, our learning platform in light of declining revenue and user traffic; Chegg's ability to innovate and offer new products and services in response to competitive technology and market developments, including generative AI; Chegg’s ability to diversify its revenue streams with business-to-institution programs and other enterprise offerings; the outcome and effects of Chegg’s exploration of strategic alternatives, which may not be successful and may disrupt our ongoing business, result in increased expenses and present other risks; the uncertainty surrounding the evolving educational landscape; enrollment and student behavior, including the impact of generative AI; Chegg’s ability to expand internationally; the efficacy of Chegg's expanded efforts to drive user traffic, including search engine optimization, social media campaigns, and other marketing efforts; the efficacy of Chegg’s efforts to build and maintain strong brands and reputation; the success of Chegg’s new product offerings, including 360 degrees of individualized academic and functional support; competition in all aspects of Chegg’s business, including with respect to AI and Chegg's expectation that such competition will increase; the outcome of Chegg’s litigation against Google; Chegg’s ability to maintain its services and systems without interruption, including as a result of technical issues, cybersecurity threats, or cyber-attacks; third-party payment processing risks; adoption of government regulation of education unfavorable to Chegg; the rate of adoption of Chegg’s offerings; mobile app stores and mobile operating systems making Chegg’s apps and mobile website available to students and to grow Chegg’s user base and increase their engagement; colleges and governments restricting online access or access to Chegg’s services; Chegg’s ability to strategically take advantage of new opportunities; competitive developments, including pricing pressures and other services targeting students; Chegg’s ability to build and expand its services offerings; Chegg’s ability to integrate acquired businesses and assets; the impact of seasonality and student behavior on the business; the outcome of any current litigation and investigations; misuse of Chegg’s platform and content; Chegg’s ability to effectively control operating costs; the impact and effectiveness of Chegg’s internal restructuring activities; regulatory changes, in particular concerning privacy, marketing, and education; changes in the education market, including as a result of AI technology; and general economic, political and industry conditions, including inflation, recession and war. All information provided in this release and in the conference call is as of the date hereof, and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg's Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the Securities and Exchange Commission following the date hereof, and could cause actual results to differ materially from expectations.

CHEGG, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$161,475	$135,757
Short-term investments	154,249	194,257
Accounts receivable, net of allowance of $190 and $376 at December 31, 2024 and December 31, 2023, respectively	23,641	31,404
Prepaid expenses	17,100	20,980
Other current assets	81,094	32,437
Total current assets	437,559	414,835
Long-term investments	212,650	249,547
Property and equipment, net	170,648	183,073
Goodwill, net	—	631,995
Intangible assets, net	10,347	52,430
Right of use assets	22,256	25,130
Deferred tax assets, net	964	141,843
Other assets	14,527	28,382
Total assets	$868,951	$1,727,235
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$15,159	$28,184
Deferred revenue	39,217	55,336
Accrued liabilities	115,360	77,863
Current portion of convertible senior notes, net	358,605	357,079
Total current liabilities	528,341	518,462
Long-term liabilities
Convertible senior notes, net	127,344	242,758
Long-term operating lease liabilities	18,509	18,063
Other long-term liabilities	1,776	3,334
Total long-term liabilities	147,629	264,155
Total liabilities	675,970	782,617
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value – 400,000,000 shares authorized; 104,880,048 and 102,823,700 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	105	103
Additional paid-in capital	1,114,550	1,031,627
Accumulated other comprehensive loss	(32,233)	(34,739)
Accumulated deficit	(889,441)	(52,373)
Total stockholders’ equity	192,981	944,618
Total liabilities and stockholders’ equity	$868,951	$1,727,235

CHEGG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net revenues	$143,484	$187,987	$617,574	$716,295
Cost of revenues(1)	45,599	45,804	180,927	225,941
Gross profit	97,885	142,183	436,647	490,354
Operating expenses:
Research and development(1)	41,008	45,724	170,431	191,705
Sales and marketing(1)	27,901	29,746	108,329	126,591
General and administrative(1)	56,296	53,426	217,756	236,183
Impairment expense	—	—	677,239	3,600
Total operating expenses	125,205	128,896	1,173,755	558,079
(Loss) income from operations	(27,320)	13,287	(737,108)	(67,725)
Interest expense and other income, net:
Interest expense	(631)	(658)	(2,590)	(3,773)
Other income, net	25,847	5,139	51,332	121,810
Total interest expense and other income, net	25,216	4,481	48,742	118,037
(Loss) income before provision for income taxes	(2,104)	17,768	(688,366)	50,312
Provision for income taxes	(4,021)	(8,103)	(148,702)	(32,132)
Net (loss) income	$(6,125)	$9,665	$(837,068)	$18,180
Net (loss) income per share
Basic	$(0.06)	$0.09	$(8.10)	$0.16
Diluted	$(0.06)	$0.09	$(8.10)	$(0.34)
Weighted average shares used to compute net (loss) income per share
Basic	104,513	109,093	103,300	116,504
Diluted	104,513	118,902	103,300	128,569

(1) Includes share-based compensation expense and restructuring charges as follows:

Share-based compensation expense:
Cost of revenues	$336	$571	$1,786	$2,256
Research and development	4,220	10,194	28,044	44,103
Sales and marketing	1,500	2,408	7,466	9,524
General and administrative	9,291	18,733	47,318	77,619
Total share-based compensation expense	$15,347	$31,906	$84,614	$133,502

Restructuring charges:
Cost of revenues	$559	$—	$762	$12
Research and development	8,478	—	11,387	1,692
Sales and marketing	1,724	—	2,630	1,228
General and administrative	5,002	—	9,824	2,772
Total restructuring charges	$15,763	$—	$24,603	$5,704

CHEGG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2024	2023	2022
Cash flows from operating activities
Net (loss) income	$(837,068)	$18,180	$266,638
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Share-based compensation expense	84,614	133,502	133,456
Depreciation and amortization expense	78,344	129,718	89,997
Deferred tax assets	143,319	26,575	(168,679)
(Gain)/loss on early extinguishments of debt	(19,515)	(85,926)	(93,519)
Loss contingency accrual	—	7,000	—
Impairment expense	677,239	3,600	—
Loss from write-offs of property and equipment	5,795	4,137	3,549
Amortization of debt issuance costs	2,147	3,156	5,166
Operating lease expense, net of accretion	5,864	6,079	6,327
Realized loss on sale of investments	27	2,106	9,675
Gain on textbook library, net	—	—	(4,976)
Print textbook depreciation expense	—	—	1,610
Gain on foreign currency remeasurement of purchase consideration	—	—	(4,628)
Impairment on lease related assets	5,557	—	5,225
Other non-cash items	656	(1,228)	378
Change in assets and liabilities, net of effect of acquisition of business:
Accounts receivable	7,771	(7,799)	(3,752)
Prepaid expenses and other current assets	(41,732)	3,476	17,191
Other assets	1,130	10,829	14,563
Accounts payable	(12,376)	13,057	(4,144)
Deferred revenue	(15,885)	(1,585)	7,538
Accrued liabilities	47,103	(7,342)	(20,111)
Other liabilities	(7,785)	(11,337)	(5,768)
Net cash provided by operating activities	125,205	246,198	255,736
Cash flows from investing activities
Purchases of property and equipment	(74,953)	(83,052)	(103,092)
Purchases of textbooks	—	—	(3,815)
Proceeds from disposition of textbooks	—	9,787	6,003
Purchases of investments	(170,950)	(637,939)	(730,509)
Proceeds from sale of investments	70,077	394,533	458,489
Maturities of investments	171,671	597,197	884,940
Proceeds from sale of strategic equity investments	15,500	—	—
Acquisition of business, net of cash acquired	—	—	(401,125)
Purchases of strategic equity investments	—	(11,853)	(6,000)
Net cash provided by investing activities	11,345	268,673	104,891
Cash flows from financing activities
Proceeds from common stock issued under stock plans, net	2,636	4,165	6,477
Payment of taxes related to the net share settlement of equity awards	(9,239)	(16,440)	(26,549)
Repayment of convertible senior notes	(96,520)	(505,986)	(401,203)
Proceeds from exercise of convertible senior notes capped call	—	297	—
Payment of withholding tax	(3,450)	—	—
Repurchase of common stock	(2,569)	(334,806)	(323,528)
Net cash used in financing activities	(109,142)	(852,770)	(744,803)
Effect of exchange rate changes	(1,025)	21	4,137
Net increase (decrease) in cash, cash equivalents and restricted ca	26,383	(337,878)	(380,039)
Cash, cash equivalents and restricted cash, beginning of period	137,976	475,854	855,893
Cash, cash equivalents and restricted cash, end of period	$164,359	$137,976	$475,854

	Years Ended December 31,
	2024	2023	2022
Supplemental cash flow data:
Cash paid during the period for:
Interest	$449	$741	$875
Income taxes, net of refunds	$8,085	$11,074	$6,841
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,243	$9,042	$8,863
Right of use assets obtained in exchange for lease obligations:
Operating leases	$10,108	$12,407	$10,232
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$5,850	$9,650	$4,927

	December 31,
	2024	2023	2022
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$161,475	$135,757	$473,677
Restricted cash included in other current assets	956	—	63
Restricted cash included in other assets	1,928	2,219	2,114
Total cash, cash equivalents and restricted cash	$164,359	$137,976	$475,854

CHEGG, INC.
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net (loss) income	$(6,125)	$9,665	$(837,068)	$18,180
Interest expense	631	658	2,590	3,773
Provision for income taxes	4,021	8,103	148,702	32,132
Depreciation and amortization expense	19,378	20,773	78,344	129,718
EBITDA	17,905	39,199	(607,432)	183,803
Share-based compensation expense	15,347	31,906	84,614	133,502
Other income, net	(25,847)	(5,139)	(51,332)	(121,810)
Acquisition-related compensation costs	192	204	752	6,290
Restructuring charges	15,763	—	24,603	5,704
Impairment expense	—	—	677,239	3,600
Impairment of lease related assets	3,368	—	5,557	—
Content and related assets charge	2,937	—	3,666	4,047
Loss contingency	6,900	—	12,000	7,000
Transitional logistics charges	—	—	—	253
Adjusted EBITDA	$36,565	$66,170	$149,667	$222,389

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Cost of revenues	$45,599	$45,804	$180,927	$225,941
Content and related assets charge	(2,937)	—	(3,666)	(38,242)
Amortization of intangible assets	(1,077)	(3,111)	(8,713)	(12,970)
Share-based compensation expense	(336)	(571)	(1,786)	(2,256)
Acquisition-related compensation costs	(5)	(4)	(21)	(21)
Restructuring charges	(559)	—	(762)	(12)
Transitional logistics charges	—	—	—	(253)
Non-GAAP cost of revenues	$40,685	$42,118	$165,979	$172,187

Gross profit	$97,885	$142,183	$436,647	$490,354
Content and related assets charge	2,937	—	3,666	38,242
Amortization of intangible assets	1,077	3,111	8,713	12,970
Share-based compensation expense	336	571	1,786	2,256
Acquisition-related compensation costs	5	4	21	21
Restructuring charges	559	—	762	12
Transitional logistics charges	—	—	—	253
Non-GAAP gross profit	$102,799	$145,869	$451,595	$544,108

Gross margin %	68%	76%	71%	68%
Non-GAAP gross margin %	72%	78%	73%	76%

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Operating expenses	$125,205	$128,896	$1,173,755	$558,079
Share-based compensation expense	(15,011)	(31,335)	(82,828)	(131,246)
Amortization of intangible assets	—	(2,594)	(1,291)	(11,417)
Acquisition-related compensation costs	(187)	(200)	(731)	(6,269)
Impairment expense	—	—	(677,239)	(3,600)
Restructuring charges	(15,204)	—	(23,841)	(5,692)
Loss contingency	(6,900)	—	(12,000)	(7,000)
Impairment of lease related assets	(3,368)	—	(5,557)	—
Non-GAAP operating expenses	$84,535	$94,767	$370,268	$392,855

(Loss) income from operations	$(27,320)	$13,287	$(737,108)	$(67,725)
Share-based compensation expense	15,347	31,906	84,614	133,502
Amortization of intangible assets	1,077	5,705	10,004	24,387
Acquisition-related compensation costs	192	204	752	6,290
Impairment expense	—	—	677,239	3,600
Content and related assets charge	2,937	—	3,666	38,242
Transitional logistics charges	—	—	—	253
Restructuring charges	15,763	—	24,603	5,704
Loss contingency	6,900	—	12,000	7,000
Impairment of lease related assets	3,368	—	5,557	—
Non-GAAP income from operations	$18,264	$51,102	$81,327	$151,253

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net (loss) income	$(6,125)	$9,665	$(837,068)	$18,180
Share-based compensation expense	15,347	31,906	84,614	133,502
Amortization of intangible assets	1,077	5,705	10,004	24,387
Acquisition-related compensation costs	192	204	752	6,290
Amortization of debt issuance costs	519	546	2,147	3,156
Income tax effect of non-GAAP adjustments	(1,442)	(5,368)	124,740	(12,633)
Gain on early extinguishment of debt	(19,515)	—	(19,515)	(85,926)
Impairment expense	—	—	677,239	3,600
Content and related assets charge	2,937	—	3,666	38,242
Restructuring charges	15,763	—	24,603	5,704
Loss contingency	6,900	—	12,000	7,000
Transitional logistics charges	—	—	—	253
Gain on sale of strategic equity investment	—	—	(3,783)	—
Impairment of lease related assets	3,368	—	5,557	—
Non-GAAP net income	$19,021	$42,658	$84,956	$141,755

Weighted average shares used to compute net (loss) income per share, diluted	104,513	118,902	103,300	128,569
Effect of shares for stock plan activity	297	—	1,019	514
Effect of shares related to convertible senior notes	9,234	—	9,234	—
Non-GAAP weighted average shares used to compute non-GAAP net income per share, diluted	114,044	118,902	113,553	129,083

Net income (loss) per share, diluted	$(0.06)	$0.09	$(8.10)	$(0.34)
Adjustments	0.23	0.27	8.85	1.44
Non-GAAP net income per share, diluted	$0.17	$0.36	$0.75	$1.10

CHEGG, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)

	Years Ended December 31,
	2024	2023
Net cash provided by operating activities	$125,205	$246,198
Purchases of property and equipment	(74,953)	(83,052)
Proceeds from disposition of textbooks	—	9,787
Free cash flow	$50,252	$172,933

CHEGG, INC.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024
Subscription Services	$154,051	$146,813	$119,804	$128,543
Skills and Other	20,299	16,334	16,789	14,941
Total net revenues	$174,350	$163,147	$136,593	$143,484

Gross profit	127,853	117,736	93,173	97,885
Loss from operations	(2,491)	(485,007)	(222,290)	(27,320)
Net loss	(1,420)	(616,884)	(212,639)	(6,125)
Weighted average shares used to compute net (loss) income per share:
Basic	102,343	102,604	103,723	104,513
Diluted	102,343	102,604	103,723	104,513
Net (loss) income per share:
Basic	$(0.01)	$(6.01)	$(2.05)	$(0.06)
Diluted	$(0.01)	$(6.01)	$(2.05)	$(0.06)

	Three Months Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023
Subscription Services	$168,440	$165,855	$139,912	$166,313
Skills and Other	19,161	16,998	17,942	21,674
Total net revenues	$187,601	$182,853	$157,854	$187,987

Gross profit	138,451	135,441	74,279	142,183
(Loss) income from operations	(4,446)	(18,696)	(57,870)	13,287
Net income (loss)	2,186	24,612	(18,283)	9,665
Weighted average shares used to compute net (loss) income per share:
Basic	123,710	117,977	115,407	109,093
Diluted	124,304	132,944	115,407	118,902
Net (loss) income per share:
Basic	$0.02	$0.21	$(0.16)	$0.09
Diluted	$0.02	$(0.11)	$(0.16)	$0.09

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

Three Months Ending March 31, 2025
Net loss	$(14,300)
Interest expense, net	400
Provision for income taxes	600
Depreciation and amortization expense	17,800
EBITDA	4,500
Share-based compensation expense	11,500
Other income, net	(5,500)
Restructuring charges	3,000
Adjusted EBITDA	$13,500

* Adjusted EBITDA guidance for the three months ending March 31, 2025 represents the midpoint of the range of $13 million to $14 million.